Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Third Quarter 2026

NEW YORK (BUSINESS WIRE), November 4, 2026 — Cushman & Wakefield Ltd. (NYSE: CWK) today reported financial results for the third quarter of 2026. Diluted earnings per share (“EPS”) was $0.22, flat with prior year, while Adjusted EPS was $0.37, up 28%.

“Today we reported our seventh consecutive quarter of double-digit adjusted earnings per share growth, showcasing the power of our balanced platform and strategy. With $800 million in debt paydowns since 2024 our balance sheet has been transformed, and we enter this next stage of growth with increased strength, stability and optionality,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “In three years, we have built a more agile and future-ready company, and the opportunity in front of us has never been greater. Our teams have consistently delivered, and we will continue to focus on converting the strength we have built into durable, profitable long-term growth.”

Summary Financial Results:

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except per share data)	2026	2025	% Change in USD	% Change in Local Currency(2)	2026	2025	% Change in USD	% Change in Local Currency(2)
Revenue	$2,807.8	$2,605.9	8%	8%	$8,106.2	$7,374.4	10%	9%
Gross contract costs	$1,119.0	$1,088.7	3%	3%	$3,335.4	$3,099.8	8%	7%
Net income	$52.1	$51.4	1%	3%	$92.2	$110.6	(17)%	(14)%
Adjusted EBITDA(1)	$183.7	$159.6	15%	16%	$478.6	$417.5	15%	15%
Adjusted net income(1)	$87.8	$68.1	29%		$206.2	$158.1	30%
EPS, diluted	$0.22	$0.22	0%		$0.39	$0.47	(17)%
Adjusted EPS(1)	$0.37	$0.29	28%		$0.87	$0.68	28%

Third Quarter Highlights:
•Leasing revenue increased 15% (15% in local currency), principally driven by 19% growth in the Americas spread across all deal sizes, with continued strength in office and industrial leasing, including data centers.
•Capital markets revenue increased 18% (18% in local currency), primarily due to 24% revenue growth in the Americas, which experienced growth in all major asset classes.
•Services revenue increased 5% (5% in local currency), reflecting growth across all segments, led by higher global facilities management revenue and project management revenue, especially in EMEA and APAC.
•EPS remained flat while Adjusted EPS grew 28%. Maintaining full year 2026 Adjusted EPS guidance range of 18%-23% growth.
•For the trailing twelve months ended September 30, 2026, Net cash provided by operating activities was $281.7 million and Free cash flow was $200.2 million.

(1)    See the “Use of Non-GAAP Financial Measures” section at the end of this release for the (i) reconciliation of Net income to Adjusted EBITDA, (ii) reconciliation of Net income to Adjusted net income and Adjusted earnings per share (“Adjusted EPS”), and (iii) definition of, and a description of the purposes for which management uses, these non-GAAP financial measures.
(2)    In order to assist our investors and improve comparability of results, we present the period-over-period changes in our results of operations and certain non-GAAP financial measures in “local” currency. The local currency figures represent the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this provides our management and investors with another important view of comparability and trends in the underlying operating business.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
ir@cushwake.com	aixa.velez@cushwake.com

November 4, 2026

Consolidated Results (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except per share data)	2026	2025	% Change in USD	% Change in Local Currency(3)	2026	2025	% Change in USD	% Change in Local Currency(3)
Revenue:
Services	$1,821.7	$1,737.0	5%	5%	$5,365.7	$5,008.5	7%	6%
Leasing	625.9	544.7	15%	15%	1,752.1	1,456.2	20%	20%
Capital markets	241.3	205.2	18%	18%	629.3	570.9	10%	10%
Valuation and other	118.9	119.0	0%	0%	359.1	338.8	6%	4%
Total revenue	$2,807.8	$2,605.9	8%	8%	$8,106.2	$7,374.4	10%	9%
Costs and expenses:
Gross contract costs(1)	$1,119.0	$1,088.7	3%	3%	$3,335.4	$3,099.8	8%	7%
Cost of services provided to clients	1,202.5	1,063.3	13%	13%	3,351.8	2,969.1	13%	11%
Total costs of services	2,321.5	2,152.0	8%	8%	6,687.2	6,068.9	10%	9%
Operating, administrative and other	329.6	320.6	3%	3%	1,015.7	944.7	8%	7%
Depreciation and amortization	26.8	25.8	4%	4%	80.6	78.7	2%	1%
Restructuring, impairment and related charges	—	—	0%	0%	—	6.5	(100)%	(100)%
Total costs and expenses	2,677.9	2,498.4	7%	7%	7,783.5	7,098.8	10%	9%
Operating income	129.9	107.5	21%	22%	322.7	275.6	17%	18%
Interest expense, net of interest income	(49.2)	(56.0)	(12)%	(12)%	(157.9)	(161.5)	(2)%	(3)%
Earnings (loss) from equity method investments	5.2	(8.6)	n.m.	n.m.	3.4	2.7	26%	10%
Other (expense) income, net	(2.2)	2.2	n.m.	n.m.	(16.8)	9.5	n.m.	n.m.
Earnings before income taxes	83.7	45.1	86%	88%	151.4	126.3	20%	23%
Provision for (benefit from) income taxes	31.6	(6.3)	n.m.	n.m.	59.2	15.7	n.m.	n.m.
Net income	$52.1	$51.4	1%	3%	$92.2	$110.6	(17)%	(14)%
Adjusted EBITDA(2)	$183.7	$159.6	15%	16%	$478.6	$417.5	15%	15%

Adjusted net income(2)	$87.8	$68.1	29%		$206.2	$158.1	30%

Weighted average shares outstanding, basic	234.7	231.5	1%		234.0	231.1	1%
Weighted average shares outstanding, diluted	237.2	235.9	1%		236.3	233.8	1%
Earnings per share (“EPS”), basic	$0.22	$0.22	0%		$0.39	$0.48	(19)%
EPS, diluted	$0.22	$0.22	0%		$0.39	$0.47	(17)%
Adjusted EPS(2)	$0.37	$0.29	28%		$0.87	$0.68	28%
n.m. not meaningful
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    See the “Use of Non-GAAP Financial Measures” section at the end of this release for the (i) reconciliation of Net income to Adjusted EBITDA, (ii) reconciliation of Net income to Adjusted net income and Adjusted EPS, and (iii) definition of, and a description of the purposes for which management uses, these non-GAAP financial measures.
(3)    In order to assist our investors and improve comparability of results, we present the period-over-period changes in our results of operations and certain non-GAAP financial measures in “local” currency. The local currency figures represent the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this provides our management and investors with another important view of comparability and trends in the underlying operating business.

November 4, 2026

Third Quarter Results (unaudited)
Revenue
Revenue of $2.8 billion increased $201.9 million or 8% compared to the three months ended September 30, 2025, primarily driven by Services, Leasing and Capital markets revenue growth of 5%, 15% and 18%, respectively. Services revenue was strong across all segments, led by higher global facilities management revenue, which increased approximately $53.0 million, including through new client wins and the expansion of existing client mandates, and higher project management revenue, especially in EMEA and APAC, which increased approximately $10.0 million and $8.0 million, respectively. Leasing revenue increased principally driven by broad-based strength in the Americas as demand for high-quality assets remained strong, driving growth across all deal sizes, with continued strength in office and industrial leasing, including data centers. Capital markets revenue increased 18%, primarily due to 24% revenue growth in the Americas, which experienced growth in all major asset classes. Valuation and other revenue was relatively flat.
Costs of services
Costs of services of $2.3 billion increased $169.5 million or 8% compared to the three months ended September 30, 2025. Gross contract costs increased $30.3 million or 3%, principally driven by an increase in reimbursed client-dedicated labor costs, third-party consumables and subcontractor costs. Cost of services provided to clients increased $139.2 million or 13%, primarily due to an increase in employment costs of approximately $119.0 million, including higher commissions associated with higher brokerage revenue and higher salaries as a result of higher Services revenue.
Operating, administrative and other
Operating, administrative and other expenses of $329.6 million increased $9.0 million or 3% compared to the three months ended September 30, 2025, driven by an increase in employment costs of approximately $9.0 million, largely due to higher salaries and bonuses, as well as strategic investments and cost inflation.
Interest expense, net of interest income
Interest expense, net of interest income of $49.2 million decreased $6.8 million or 12% compared to the three months ended September 30, 2025, primarily driven by lower outstanding principal balances on our debt following optional principal prepayments on our term loans made in 2025 and partial redemptions of the senior secured notes due in 2028 (the “2028 Notes”) in 2026, as well as lower interest rates on our term loans compared to the prior period as a result of repricings in 2025 and 2026.
Earnings (loss) from equity method investments
Earnings from equity method investments was $5.2 million for the three months ended September 30, 2026 compared to loss from equity method investments of $8.6 million for the three months ended September 30, 2025. The $13.8 million improvement in Earnings (loss) from equity method investments was primarily due to an increase of $13.5 million recognized from our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”) largely driven by lower provisions for credit losses for mortgage loans compared to the third quarter of 2025. In the third quarter of 2026, the Greystone JV recorded a non-cash provision for loan losses of $3.5 million, of which the company recorded $1.4 million based on its 40% equity interest which was included within Earnings (loss) from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future.
Other (expense) income, net
Other expense, net was $2.2 million for the three months ended September 30, 2026 compared to other income, net of $2.2 million for the three months ended September 30, 2025. The $4.4 million decline was principally driven by a higher net unrealized loss on our real estate investments of $4.8 million.
Provision for (benefit from) income taxes
Provision for income taxes for the third quarter of 2026 was $31.6 million on earnings before income taxes of $83.7 million. For the third quarter of 2025, the benefit from income taxes was $6.3 million on earnings before income taxes of $45.1 million. The change from income tax benefit to income tax expense was primarily attributable to higher earnings before income taxes and changes in the jurisdictional mix of those earnings, as well as favorable discrete tax benefits recognized in the third quarter of 2025, including the non-recurring release of valuation allowances in the United Kingdom (“U.K.”) on certain deferred tax assets.

November 4, 2026

Net income and Adjusted EBITDA
Net income of $52.1 million increased $0.7 million or 1% compared to the three months ended September 30, 2025. The increase in net income was principally driven by growth in our Services, Leasing and Capital markets service lines, lower interest expense and higher earnings from equity method investments, partially offset by a higher net unrealized loss on real estate investments, higher income tax expense, strategic investments and cost inflation.
Adjusted EBITDA of $183.7 million increased $24.1 million or 15% compared to the three months ended September 30, 2025, attributable to the same factors impacting Net income above, with the exception of interest expense, the impact of the Greystone JV, net unrealized losses on real estate investments and income taxes.

Year-to-Date Results (unaudited)
Revenue
Revenue of $8.1 billion increased $731.8 million or 10% compared to the nine months ended September 30, 2025, primarily driven by Services and Leasing revenue growth of 7% and 20%, respectively. Services revenue was strong across all segments, led by higher facilities management revenue, which increased approximately $186.0 million, including through new client wins and the expansion of existing client mandates, and higher project management revenue of approximately $113.0 million. Leasing revenue increased driven by growth in the Americas across all deal sizes, with continued strength in office and industrial leasing, including data centers, as demand for high-quality assets remained strong. Capital markets revenue increased 10%, attributable to growth in the Americas, reflecting our ongoing investments in hiring top talent and strengthening our platform. Valuation and other revenue increased 6%.
Costs of services
Costs of services of $6.7 billion increased $618.3 million or 10% compared to the nine months ended September 30, 2025. Gross contract costs increased $235.6 million or 8%, principally driven by an increase in reimbursed client-dedicated labor costs, third-party consumables and subcontractor costs. Nearly all of Gross contract costs related to Services. Cost of services provided to clients increased $382.7 million or 13%, primarily due to an increase in employment costs of approximately $332.0 million, including higher commissions associated with higher brokerage revenue and higher salaries as a result of higher Services revenue. Of the $382.7 million increase in Cost of services provided to clients, $109.5 million related to Services. Total costs of services as a percentage of total revenue was 82% for both the nine months ended September 30, 2026 and 2025.
Operating, administrative and other
Operating, administrative and other expenses of $1.0 billion increased $71.0 million or 8% compared to the nine months ended September 30, 2025, primarily driven by an increase in employment costs of approximately $37.0 million, largely due to higher salaries, as well as higher technology costs, higher occupancy costs, strategic investments and cost inflation. In addition, the company recorded a non-cash servicing liability of $11.8 million related to the revolving accounts receivables securitization program (the “A/R Securitization”) amendment in March 2026. Operating, administrative and other expenses as a percentage of total revenue was 13% for both the nine months ended September 30, 2026 and 2025.
Restructuring, impairment and related charges
The company did not incur any Restructuring, impairment and related charges during the nine months ended September 30, 2026. In the nine months ended September 30, 2025, Restructuring, impairment and related charges of $6.5 million were related to an impairment loss on real estate investments.
Interest expense, net of interest income
Interest expense, net of interest income of $157.9 million decreased $3.6 million or 2% compared to the nine months ended September 30, 2025, primarily driven by lower outstanding principal balances on our debt following optional principal prepayments on our term loans made in 2025 and partial redemptions of the 2028 Notes in 2026, as well as lower interest rates on our term loans compared to the prior period as a result of repricings in 2025 and 2026. These favorable trends were offset by $4.5 million of new transaction costs related to the refinancing of a portion of the borrowings under the credit agreement in June 2026, as well as a total $2.2 million loss on debt extinguishment from the partial redemptions of the 2028 Notes.

November 4, 2026

Earnings (loss) from equity method investments
Earnings from equity method investments of $3.4 million increased $0.7 million or 26% compared to the nine months ended September 30, 2025, reflecting a $4.5 million improvement in earnings recognized from the Greystone JV, driven primarily by lower provisions for credit losses for mortgage loans compared to the nine months ended September 30, 2025. In the nine months ended September 30, 2026, the Greystone JV recorded a non-cash provision for loan losses of $21.1 million, of which the company recorded $8.4 million based on its 40% equity interest which was included within Earnings (loss) from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future. This trend was partially offset by lower earnings from our equity method investment in CWVS Holding Limited (the “Onewo JV”), which declined $2.6 million compared to the nine months ended September 30, 2025, due to higher provisions for credit losses.
Other (expense) income, net
Other expense, net was $16.8 million for the nine months ended September 30, 2026 compared to other income, net of $9.5 million for the nine months ended September 30, 2025. The $26.3 million change was principally due to the non-cash settlement loss of $17.2 million related to a pension buy-out arrangement in the U.K. In addition, the company recognized a higher net unrealized loss from our real estate investments compared to the nine months ended September 30, 2025.
Provision for (benefit from) income taxes
Provision for income taxes for the nine months ended September 30, 2026 was $59.2 million on earnings before income taxes of $151.4 million. For the nine months ended September 30, 2025, the provision for income taxes was $15.7 million on earnings before income taxes of $126.3 million. The increase in income tax expense compared to the nine months ended September 30, 2025 was primarily attributable to higher earnings before income taxes and changes in the jurisdictional mix of those earnings, as well as discrete tax adjustments, including higher accruals associated with uncertain tax positions, return to provision adjustments from various foreign entities and the non-recurring release of valuation allowances in the U.K. on certain deferred tax assets in the third quarter of 2025.
Net income and Adjusted EBITDA
Net income of $92.2 million decreased $18.4 million or 17% compared to the nine months ended September 30, 2025. The decrease in net income was principally driven by the pension buy-out settlement loss, A/R Securitization servicing liability, higher income tax expense, higher technology costs, higher occupancy costs, strategic investments and cost inflation. These unfavorable trends were partially offset by growth in all of our service lines, with particular strength in Services and Leasing.
Adjusted EBITDA of $478.6 million increased $61.1 million or 15% compared to the nine months ended September 30, 2025, attributable to the same factors impacting Net income above, with the exception of the pension buy-out settlement loss, the A/R Securitization servicing liability and income taxes.

November 4, 2026

Balance Sheet
Liquidity as of September 30, 2026 was $1.5 billion, consisting of availability on the company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.5 billion.
As of September 30, 2026, the company had outstanding term loans of $2.0 billion, senior secured notes totaling $0.6 billion and cash and cash equivalents of $0.5 billion, resulting in net debt of $2.1 billion. See the “Use of Non-GAAP Financial Measures” section in this release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.
On October 21, 2026, the company fully redeemed the remaining $150.0 million principal amount outstanding of the 2028 Notes, completing the retirement of these notes and eliminating the company’s nearest debt maturity. Following the redemption, there are no long-term debt arrangements maturing prior to 2030.

Conference Call
The company’s Third Quarter 2026 Earnings Conference Call will be held today, November 4, 2026, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at https://ir.cushmanwakefield.com.
Shortly after the call concludes, both an audio replay and a transcript of the call will be available on the company’s Investor Relations website at https://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for occupiers and investors with approximately 53,000 employees in over 350 offices and nearly 60 countries. In 2025, the firm reported revenue of $10.3 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

November 4, 2026

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside the control of the company. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; risks associated with sociopolitical polarization and changes in political landscapes; social, geopolitical and economic risks associated with its international operations; foreign currency volatility; the seasonality of significant portions of its revenue and cash flow; its ability to recruit and retain qualified revenue-producing advisors and senior management; its ability to maintain and execute its information technology strategies; the increasing use of artificial intelligence (“AI”) technologies in its operations and client service offerings and the inadequate deployment and governance of these AI technologies; interruption or failure of its information technology, communications systems or data services; its vulnerability to potential breaches in security or other threats related to its information systems; its ability to comply with cybersecurity, AI governance and data privacy laws and regulations and other confidentiality obligations; the concentration of business with specific corporate clients; its ability to preserve, grow and leverage the value of its brand; its ability to compete globally, regionally and locally and its ability to cross-sell its services; the extent to which infrastructure disruptions may affect its ability to provide its services; the failure of its mergers, acquisitions and investments to perform as expected or the lack of future acquisition opportunities; the potential impairment of its goodwill or equity method investments; its ability to comply with new and existing laws, regulations or licensing requirements; changes in tax legislation or tax rates and its ability to make correct determinations in complex and varied tax regimes; incremental tax risk associated with Bermuda’s limited network of international treaties; the failure of third parties performing on its behalf to comply with contract, regulatory or legal requirements; risks related to climate change and with respect to other environmental conditions; restrictions imposed on the company by the agreements governing its indebtedness; its amount of indebtedness and the potential adverse impact on its available cash flow and the operation of its business; its ability to incur more indebtedness; litigation and regulatory risks; the fact that the rights of its shareholders may be limited or otherwise differ in certain respects from the rights afforded to shareholders of a U.S. corporation; and risks related to its capital allocation strategy including current intentions to not pay cash dividends. Should any of the company’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that it did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this release, including the possibility that recipients may lose a material portion of the amounts invested. While the company believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of the company as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to publicly update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I, Item 1A of its most recently filed Annual Report on Form 10-K and in its other periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”).
Forward-Looking Non-GAAP Measures
The company is not able to provide reconciliations of any forward-looking non-GAAP financial measures to U.S. generally accepted accounting principles (“GAAP”) because it cannot provide specific guidance for the various extraordinary, non-recurring or unusual charges and other items. These items have not yet occurred and/or cannot be reasonably predicted. As a result, reconciliation of the forward-looking non-GAAP guidance measures to GAAP is not available without unreasonable effort.
The company routinely posts important information about its business on its Investor Relations website at https://ir.cushmanwakefield.com. The company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the company’s Investor Relations website in addition to following the company’s press releases, filings with the SEC, public conference calls and webcasts. The company does not incorporate the contents of any website into this or any other report it files with the SEC.

November 4, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2026	2025	2026	2025
Revenue	$2,807.8	$2,605.9	$8,106.2	$7,374.4
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,321.5	2,152.0	6,687.2	6,068.9
Operating, administrative and other	329.6	320.6	1,015.7	944.7
Depreciation and amortization	26.8	25.8	80.6	78.7
Restructuring, impairment and related charges	—	—	—	6.5
Total costs and expenses	2,677.9	2,498.4	7,783.5	7,098.8
Operating income	129.9	107.5	322.7	275.6
Interest expense, net of interest income	(49.2)	(56.0)	(157.9)	(161.5)
Earnings (loss) from equity method investments	5.2	(8.6)	3.4	2.7
Other (expense) income, net	(2.2)	2.2	(16.8)	9.5
Earnings before income taxes	83.7	45.1	151.4	126.3
Provision for (benefit from) income taxes	31.6	(6.3)	59.2	15.7
Net income	$52.1	$51.4	$92.2	$110.6

Basic earnings per share:
Earnings per share attributable to common shareholders, basic	$0.22	$0.22	$0.39	$0.48
Weighted average shares outstanding for basic earnings per share	234.7	231.5	234.0	231.1
Diluted earnings per share:
Earnings per share attributable to common shareholders, diluted	$0.22	$0.22	$0.39	$0.47
Weighted average shares outstanding for diluted earnings per share	237.2	235.9	236.3	233.8

November 4, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Balance Sheets

	As of
(in millions, except share data)	September 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$489.0	$784.2
Trade and other receivables, net of allowance of $89.1 and $93.2, as of September 30, 2026 and December 31, 2025, respectively	1,561.4	1,515.5
Income taxes receivable	67.9	52.3
Short-term contract assets, net	364.3	301.4
Prepaid expenses and other current assets	233.3	189.7
Total current assets	2,715.9	2,843.1
Property and equipment, net	171.1	132.9
Goodwill	2,057.9	2,058.3
Intangible assets, net	627.5	654.7
Equity method investments	533.5	536.9
Deferred tax assets	164.0	149.0
Non-current operating lease assets	360.4	277.2
Other non-current assets	1,111.2	1,024.5
Total assets	$7,741.5	$7,676.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$197.4	$124.9
Accounts payable and accrued expenses	1,177.6	1,225.0
Accrued compensation	996.2	1,021.5
Income taxes payable	30.6	29.0
Other current liabilities	153.3	191.4
Total current liabilities	2,555.1	2,591.8
Long-term debt, net	2,411.9	2,624.9
Deferred tax liabilities	42.5	13.8
Non-current operating lease liabilities	370.1	246.6
Other non-current liabilities	263.0	243.7
Total liabilities	5,642.6	5,720.8

Shareholders’ equity:
Common shares, par value $0.10 per share, 800,000,000 shares authorized; 234,744,630 and 231,699,585 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	23.5	23.2
Additional paid-in capital	3,054.2	3,038.4
Accumulated deficit	(805.5)	(897.7)
Accumulated other comprehensive loss	(173.6)	(208.6)
Total equity attributable to the company	2,098.6	1,955.3
Non-controlling interests	0.3	0.5
Total equity	2,098.9	1,955.8
Total liabilities and shareholders’ equity	$7,741.5	$7,676.6

November 4, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in millions)	2026	2025
Cash flows from operating activities
Net income	$92.2	$110.6
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	80.6	78.7
Impairment charges	—	6.5
Unrealized foreign exchange loss (gain)	10.6	(5.2)
Stock-based compensation	41.3	44.1
Lease amortization	66.7	64.6
Loss on debt extinguishment	2.2	1.4
Amortization of debt issuance costs	5.3	6.0
Earnings from equity method investments, net of distributions received	9.8	6.8
Change in deferred taxes	1.7	(56.2)
Provision for loss on receivables and other assets	11.0	8.1
Unrealized loss on investments, net	9.3	0.7
Other operating activities, net	29.7	(20.0)
Changes in assets and liabilities:
Trade and other receivables	(58.7)	(58.3)
Income taxes payable, net of income taxes receivable	(8.5)	28.0
Short-term contract assets and Prepaid expenses and other current assets	(76.3)	13.6
Other non-current assets	(72.0)	(112.4)
Accounts payable and accrued expenses	(43.3)	54.5
Accrued compensation	(19.7)	(17.6)
Other current and non-current liabilities	(57.5)	(70.8)
Net cash provided by operating activities	24.4	83.1
Cash flows from investing activities
Payment for property and equipment	(58.5)	(24.4)
Acquisition of business, net of cash acquired	—	(4.9)
Investments in equity securities	(4.4)	(8.5)
Return of beneficial interest in a securitization	(505.0)	(380.0)
Collection on beneficial interest in a securitization	460.0	380.0
Other investing activities, net	2.9	8.8
Net cash used in investing activities	(105.0)	(29.0)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(26.1)	(10.9)
Payment of deferred and contingent consideration	(1.4)	(6.3)
Proceeds from borrowings	1,200.0	—
Repayment of borrowings	(1,351.7)	(200.0)
Debt issuance costs	(10.0)	—
Payment of finance lease liabilities	(17.1)	(19.9)
Other financing activities, net	0.2	4.0
Net cash used in financing activities	(206.1)	(233.1)

Change in cash, cash equivalents and restricted cash	(286.7)	(179.0)
Cash, cash equivalents and restricted cash, beginning of the period	803.5	814.6
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(10.3)	25.2
Cash, cash equivalents and restricted cash, end of the period	$506.5	$660.8

November 4, 2026

Segment Results
The following tables summarize the results of operations for the company’s segments for the three and nine months ended September 30, 2026 and 2025.

Americas Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$1,284.3	$1,271.2	1%	1%	$3,785.5	$3,660.5	3%	3%
Leasing	527.7	443.5	19%	19%	1,465.2	1,177.8	24%	24%
Capital markets	199.6	161.5	24%	24%	502.4	449.2	12%	12%
Valuation and other	42.3	46.9	(10)%	(10)%	127.7	128.6	(1)%	(1)%
Total revenue	$2,053.9	$1,923.1	7%	7%	$5,880.8	$5,416.1	9%	8%
Segment expenses:
Gross contract costs(1)	$878.2	$886.9	(1)%	(1)%	$2,616.1	$2,513.7	4%	4%
Cost of services provided to clients	829.6	715.6	16%	16%	2,268.7	1,993.2	14%	13%
Operating, administrative and other	217.1	216.1	0%	0%	667.4	640.2	4%	4%
Segment expenses	1,924.9	1,818.6	6%	6%	5,552.2	5,147.1	8%	8%
Add: Other segment items(2)	17.1	19.7	(13)%	(13)%	49.9	43.1	16%	16%
Adjusted EBITDA	$146.1	$124.2	18%	17%	$378.5	$312.1	21%	21%
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include Earnings (loss) from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

EMEA Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$148.2	$131.2	13%	14%	$460.8	$365.5	26%	22%
Leasing	52.6	58.1	(9)%	(8)%	159.2	159.2	0%	(2)%
Capital markets	19.0	24.3	(22)%	(21)%	65.5	66.0	(1)%	(3)%
Valuation and other	49.7	46.5	7%	8%	149.1	134.0	11%	8%
Total revenue	$269.5	$260.1	4%	5%	$834.6	$724.7	15%	12%
Segment expenses:
Gross contract costs(1)	$46.8	$37.3	25%	27%	$151.8	$108.7	40%	35%
Cost of services provided to clients	148.6	142.9	4%	5%	448.2	392.9	14%	11%
Operating, administrative and other	60.1	62.8	(4)%	(3)%	189.5	162.6	17%	12%
Segment expenses	255.5	243.0	5%	6%	789.5	664.2	19%	15%
Add: Other segment items(2)	3.0	2.9	3%	3%	8.6	(2.6)	n.m.	n.m.
Adjusted EBITDA	$17.0	$20.0	(15)%	(13)%	$53.7	$57.9	(7)%	(8)%
n.m. not meaningful
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include Earnings (loss) from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

November 4, 2026

APAC Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$389.2	$334.6	16%	16%	$1,119.4	$982.5	14%	12%
Leasing	45.6	43.1	6%	5%	127.7	119.2	7%	7%
Capital markets	22.7	19.4	17%	18%	61.4	55.7	10%	11%
Valuation and other	26.9	25.6	5%	2%	82.3	76.2	8%	4%
Total revenue	$484.4	$422.7	15%	14%	$1,390.8	$1,233.6	13%	11%
Segment expenses:
Gross contract costs(1)	$194.0	$164.5	18%	18%	$567.5	$477.4	19%	17%
Cost of services provided to clients	224.3	204.8	10%	8%	634.9	583.0	9%	6%
Operating, administrative and other	52.4	41.7	26%	26%	158.8	141.9	12%	11%
Segment expenses	470.7	411.0	15%	14%	1,361.2	1,202.3	13%	11%
Add: Other segment items(2)	6.9	3.7	86%	94%	16.8	16.2	4%	4%
Adjusted EBITDA	$20.6	$15.4	34%	41%	$46.4	$47.5	(2)%	2%
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include Earnings (loss) from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

November 4, 2026

Cushman & Wakefield Ltd.
Use of Non-GAAP Financial Measures
The company uses the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”);
ii.Adjusted net income and Adjusted earnings per share (“Adjusted EPS”);
iii.Free cash flow;
iv.Local currency; and
v.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not measurements recognized under GAAP. When analyzing our operating results, investors should use these measures in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss (gain) on investments, net; impairment of investments; A/R Securitization servicing liability, fees and amortization; system implementation costs; non-cash stock-based compensation; pension buy-out settlement loss; legal settlements and related costs; non-operating items related to the Greystone JV; and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income taxes and the non-cash accounting effects of depreciation and intangible asset amortization.
Adjusted net income and Adjusted EPS: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates merger and acquisition related depreciation and amortization; financing and other facility fees; unrealized loss (gain) on investments, net; impairment of investments; A/R Securitization servicing liability, fees and amortization; system implementation costs; non-cash stock-based compensation; pension buy-out settlement loss; legal settlements and related costs; non-operating items related to the Greystone JV; and other non-recurring items. Tax impact of adjusted items reflects management’s estimated annual effective tax rate. The company uses Adjusted EPS as another component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by diluted weighted average shares outstanding.
Free cash flow: Free cash flow is a financial performance metric that is calculated as Net cash provided by operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Condensed Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.

November 4, 2026

Adjustments to GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this release, we had the following adjustments:
Unrealized loss (gain) on investments, net represents net unrealized gains and losses on real estate investments.
Impairment of investments reflects certain one-time impairment charges related to investments, equity method investments or other assets.
Servicing liability, fees and amortization reflects the additional non-cash servicing liability accrued in connection with the A/R Securitization amendment in March 2026, net of amortization, along with related fees incurred to execute the amendment. The liability will be amortized through March 2029.
System implementation costs includes costs incurred related to transformative system implementations that may take several years to complete.
Non-cash stock-based compensation reflects a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024. The long-term incentive awards granted to these four executive officers consisted entirely of performance-based awards in 2024 and they provided for a higher maximum payout than typical awards. This award design structure was unique to 2024. The company therefore excluded a portion of the non-cash stock-based compensation expense associated with those awards from the calculation of its non-GAAP financial measures to improve the comparability of its operating results for the current period to prior and future periods and because the company does not consider it to be a normal, recurring operating expense.
Pension buy-out settlement loss represents the non-cash settlement charge related to a pension buy-out arrangement in the U.K.
Legal settlements and related costs includes estimated losses and one-time settlements for certain legal matters that are not considered ordinary course legal matters given the infrequency of similar cases brought against the company, complexity of the matter, nature of the remedies sought and/or our overall litigation strategy. Accordingly, these losses do not reflect the normal, recurring, cash operating expenses that are necessary to operate our business.
Non-operating items related to the Greystone JV reflects certain non-operating activity presented within Earnings (loss) from equity method investments related to the Greystone JV for (i) gains recognized from the retention of mortgage servicing rights (“MSRs”) upon the origination and sale of mortgage loans, (ii) increases or decreases in the fair value of the MSRs and (iii) estimated provisions for credit losses related to mortgage loans. This activity is specific to the Greystone JV rather than all of the company’s equity method investments based on the Greystone JV’s specialized industry, namely, multifamily lending and loan servicing solutions. Starting in the second quarter of 2025, the company has excluded such activity from the calculation of its non-GAAP financial measures as it is non-cash in nature and does not represent the underlying operating performance of the business. This activity is reported entirely within the Americas reportable segment.

The interim financial information for the three and nine months ended September 30, 2026 and 2025 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the company and notes thereto for the year ended December 31, 2025 in the company’s Annual Report on Form 10-K.
See the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

November 4, 2026

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2026	2025	2026	2025
Net income	$52.1	$51.4	$92.2	$110.6
Adjustments:
Depreciation and amortization	26.8	25.8	80.6	78.7
Interest expense, net of interest income	49.2	56.0	157.9	161.5
Provision for (benefit from) income taxes	31.6	(6.3)	59.2	15.7
Unrealized loss on investments, net	5.1	0.3	9.3	0.7
Impairment of investments	—	—	—	6.5
Servicing liability, fees and amortization	(0.4)	(0.3)	10.4	(1.2)
System implementation costs	1.8	1.6	2.2	3.9
Non-cash stock-based compensation	1.1	0.7	5.9	4.6
Pension buy-out settlement loss	—	—	17.2	—
Legal settlements and related costs	4.2	—	4.7	—
Non-operating items related to the Greystone JV	4.9	24.0	28.4	34.6
Other(1)	7.3	6.4	10.6	1.9
Adjusted EBITDA	$183.7	$159.6	$478.6	$417.5
(1)    Other includes miscellaneous income and expense items such as non-cash amortization of certain merger-related deferred rent and tenant incentives, legal fees and costs associated with an antitrust dispute and legal costs associated with a cyber incident.
For the nine months ended September 30, 2025, Other also includes one-time consulting costs associated with the company’s redomiciliation to Bermuda, offset by the release of a non-ordinary course compliance reserve, which when originally accrued in the third quarter of 2023, had been included as an adjustment in the reconciliation of Net income to Adjusted EBITDA within the line item “Legal and compliance matters”.

November 4, 2026

Reconciliation of Net income to Adjusted net income and Adjusted EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (unaudited)	2026	2025	2026	2025
Net income	$52.1	$51.4	$92.2	$110.6
Adjustments:
Merger and acquisition related depreciation and amortization	9.4	10.2	29.4	30.7
Financing and other facility fees(1)	—	—	6.0	—
Unrealized loss on investments, net	5.1	0.3	9.3	0.7
Impairment of investments	—	—	—	6.5
Servicing liability, fees and amortization	(0.4)	(0.3)	10.4	(1.2)
System implementation costs	1.8	1.6	2.2	3.9
Non-cash stock-based compensation	1.1	0.7	5.9	4.6
Pension buy-out settlement loss	—	—	17.2	—
Legal settlements and related costs	4.2	—	4.7	—
Non-operating items related to the Greystone JV	4.9	24.0	28.4	34.6
Other	8.8	6.4	13.7	1.9
Tax impact of adjusted items(2)	0.8	(26.2)	(13.2)	(34.2)
Adjusted net income	$87.8	$68.1	$206.2	$158.1
Weighted average shares outstanding, basic	234.7	231.5	234.0	231.1
Weighted average shares outstanding, diluted(3)	237.2	235.9	236.3	233.8
EPS, diluted	$0.22	$0.22	$0.39	$0.47
Adjusted EPS	$0.37	$0.29	$0.87	$0.68
(1)    Financing and other facility fees includes $4.5 million of new transaction costs related to the refinancing of a portion of the borrowings under the credit agreement in June 2026, as well as a loss on debt extinguishment of $1.5 million in June 2026 related to the partial redemption of the senior secured notes due in 2028.
(2)    Reflective of management’s estimation of an annual adjusted effective tax rate of 26% for both the three and nine months ended September 30, 2026 and 23% and 24% for the three and nine months ended September 30, 2025, respectively.
(3)    Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 2.5 million and 4.4 million for the three months ended September 30, 2026 and 2025, respectively, and dilutive shares of 2.3 million and 2.7 million for the nine months ended September 30, 2026 and 2025, respectively.

Reconciliation of Net cash provided by operating activities to Free cash flow:

	Nine Months Ended September 30,		Trailing Twelve Months Ended September 30
(in millions) (unaudited)	2026	2025	2026	2025
Net cash provided by operating activities	$24.4	$83.1	$281.7	$198.3
Payment for property and equipment	(58.5)	(24.4)	(81.5)	(33.7)
Free cash flow	$(34.1)	$58.7	$200.2	$164.6